EXHIBIT 99.3

SCG MALAYSIA HOLDINGS SDN. BHD.

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2003 and 2002 and for the Years Ended December 31,

2003, 2002, and 2001, and as of April 2, 2004 (unaudited) and for the three months ended April 2, 2004 and April 4, 2003 (unaudited)

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholder

of SCG Malaysia Holdings Sdn. Bhd.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholder’s equity and of cash flows present fairly, in all material respects, the financial position of SCG Malaysia Holdings Sdn. Bhd. and its subsidiary (an indirect wholly-owned subsidiary of ON Semiconductor Corporation) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company has extensive transactions and relationships with ON Semiconductor Corporation and its affiliates. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona

February 2, 2004, except for the

third paragraph of Note 2 for

which the date is February 9, 2004

SCG MALAYSIA HOLDINGS SDN. BHD.

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED BALANCE SHEET

	December 31,		April 2, 2004
	2003	2002
	(in millions, except share data)
ASSETS
Cash and cash equivalents	$10.0	$10.7	$9.6
Inventories, net	0.8	0.8	1.0
Other current assets	2.5	3.5	2.8
Due from affiliates, net	20.5	17.0	25.6
Deferred income taxes	0.7	0.6	1.0

Total current assets	34.5	32.6	40.0
Property, plant and equipment, net	78.7	103.1	77.0
Income taxes receivable	9.7	10.4	9.4
Deferred income taxes	1.6	—	2.0

Total assets	$124.5	$146.1	$128.4

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$9.7	$6.1	$11.3
Accrued expenses	1.8	1.6	2.8

Total current liabilities	11.5	7.7	14.1
Other long-term liabilities	5.0	4.4	5.0
Notes payable to affiliate	70.0	89.4	70.0
Deferred income taxes	—	1.6	—

Total liabilities	86.5	103.1	89.1

Commitments and contingencies (See Note 10)	—	—	—

Common stock ($0.26 par value, 200,000,000 authorized 147,517,167 shares issued and outstanding)	38.8	38.8	38.8
Additional paid-in capital	14.1	11.9	14.8
Accumulated deficit	(14.9)	(7.7)	(14.3)

Total stockholder’s equity	38.0	43.0	39.3

Total liabilities and stockholder’s equity	$124.5	$146.1	$128.4

See accompanying notes to consolidated financial statements.

SCG MALAYSIA HOLDINGS SDN. BHD.

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,			Three Months Ended
	2003	2002	2001	April 2, 2004	April 4, 2003
				(unaudited)	(unaudited)
	(in millions)
Sales to affiliates	$91.6	$89.1	$99.1	$26.1	$26.7
Cost of sales	84.7	78.3	86.5	21.7	21.1

Gross profit	6.9	10.8	12.6	4.4	5.6

Operating expenses:
General and administrative	6.5	8.0	8.6	2.1	2.0
Restructuring, asset impairment and other, net	4.2	(1.9)	9.4	—	—

Total operating expenses	10.7	6.1	18.0	2.1	2.0

Operating income (loss)	(3.8)	4.7	(5.4)	2.3	3.6
Realized and unrealized foreign currency gains or losses	0.2	(0.4)	(0.3)	—	0.2
Interest expense	(7.4)	(8.3)	(8.7)	(1.8)	(2.1)
Interest income	0.1	0.1	0.3	—	—

Income (loss) before income taxes	(10.9)	(3.9)	(14.1)	0.5	1.7
Income tax benefit	3.7	1.0	3.9	0.1	0.2

Net income (loss)	$(7.2)	$(2.9)	$(10.2)	$0.6	$1.9

See accompanying notes to consolidated financial statements.

SCG MALAYSIA HOLDINGS SDN. BHD.

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

	Common Stock (shares)	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total
	(in millions, except share data)
Balance at December 31, 2000	147,517,167	$38.8	$7.2	$5.4	$51.4

Contributed services by Parent		—	2.8	—	2.8
Comprehensive income (loss):
Net income (loss)		—	—	(10.2)	(10.2)

Balance at December 31, 2001	147,517,167	38.8	10.0	(4.8)	44.0

Contributed services by Parent		—	1.9	—	1.9
Comprehensive income (loss):
Net income (loss)		—	—	(2.9)	(2.9)

Balance at December 31, 2002	147,517,167	38.8	11.9	(7.7)	43.0

Contributed services by Parent		—	2.2	—	2.2
Comprehensive income (loss):
Net income (loss)		—	—	(7.2)	(7.2)

Balance at December 31, 2003	147,517,167	38.8	14.1	(14.9)	38.0

Contributed services by Parent (unaudited)		—	0.7	—	0.7
Comprehensive income (loss) (unaudited):
Net income (loss) (unaudited)		—	—	0.6	0.6

Balance at April 2, 2004 (unaudited)	147,517,167.0	$38.8	$14.8	$(14.3)	$39.3

See accompanying notes to consolidated financial statements.

SCG MALAYSIA HOLDINGS SDN. BHD.

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,			Three Months Ended
	2003	2002	2001	April 2, 2004	April 4, 2003
				(unaudited)	(unaudited)
	(in millions)
Cash flows from operating activities:
Net income (loss)	$(7.2)	$(2.9)	$(10.2)	$0.6	$1.9
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	27.2	31.9	32.7	5.7	8.0
Non-cash impairment of property, plant and equipment	4.2	—	0.9	—	—
Non-cash support costs provided by Parent	2.2	1.9	2.8	0.7	0.6
Deferred income taxes	(3.3)	1.5	(3.1)	(0.7)	(0.7)
Other	—	0.2	5.6	(0.2)	—
Changes in assets and liabilities:
Inventories	—	(0.4)	4.0	(0.2)	—
Other assets	1.0	2.3	1.0	(0.3)	1.2
Due from affiliates	(3.5)	(0.7)	(13.6)	(5.1)	(7.7)
Accounts payable	3.6	(11.3)	3.0	1.6	1.5
Accrued expenses	0.2	(2.2)	0.4	1.0	0.2
Income taxes receivable	0.7	(3.3)	(3.0)	0.3	0.3
Other long-term liabilities	0.6	0.3	(1.0)	—	0.2

Net cash provided by operating activities	25.7	17.3	19.5	3.4	5.5

Cash flows from investing activities:
Purchases of property, plant and equipment	(7.0)	(8.1)	(47.4)	(3.8)	(1.2)
Proceeds from sales of property, plant and equipment	—	0.1	1.2	—	—

Net cash used in investing activities	(7.0)	(8.0)	(46.2)	(3.8)	(1.2)

Cash flows from financing activities:
Repayment of borrowings to affiliate	(19.4)	—	(25.0)	—	(5.0)

Net cash used in financing activities	(19.4)	—	(25.0)	—	(5.0)

Net increase (decrease) in cash and cash equivalents	(0.7)	9.3	(51.7)	(0.4)	(0.7)
Cash and cash equivalents, beginning of period	10.7	1.4	53.1	10.0	10.7

Cash and cash equivalents, end of period	$10.0	$10.7	$1.4	$9.6	$10.0

See accompanying notes to consolidated financial statements.

SCG MALAYSIA HOLDINGS SDN. BHD.

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Background and Basis of Presentation

SCG Malaysia Holdings Sdn. Bhd. (the “Company” or “SCG Malaysia”) is a wholly-owned subsidiary of Semiconductor Components Industries, LLC (“SCI LLC” or “Parent”), which is a wholly-owned subsidiary of ON Semiconductor Corporation (“ON Semiconductor”.) The Company and its wholly-owned subsidiary, SCG Industries Malaysia Sdn. Bhd., are located in Seremban, Malaysia and are engaged in the manufacture of semiconductor products. Formerly known as the Semiconductor Components Group of the Semiconductor Products Sector of Motorola, Inc., ON Semiconductor was a wholly-owned subsidiary of Motorola Inc. (“Motorola”) prior to its August 4, 1999 recapitalization (the “Recapitalization”). ON Semiconductor continues to hold, through direct and indirect subsidiaries, substantially all the assets and operations of the Semiconductor Components Group of Motorola’s Semiconductor Products Sector. The Company was capitalized by the issuance of 147,517,167 shares of common stock to SCI LLC in connection with the Recapitalization.

SCI LLC incurs certain manufacturing and information technology support costs that directly benefit its various manufacturing affiliates including the Company. Although such costs are not recorded in the Company’s local statutory accounts and are not deductible for local tax purposes, they have been allocated to the Company and reflected in the accompanying consolidated financial statements as cost of sales with an offsetting capital contribution from SCI LLC. The allocations utilized in arriving at the amounts reflected in the accompanying consolidated financial statements are based on assumptions that management believes are reasonable in the circumstances; however, such allocations are not necessarily indicative of the costs that would have been incurred by the Company had it operated as a stand-alone entity.

The accompanying unaudited financial statements as of April 2, 2004 and for the three months ended April 2, 2004 and April 4, 2003, respectively, have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for audited financial statements. In the opinion of the Company’s management, the interim information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The footnote disclosures related to the interim financial information included herein are also unaudited.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to receivables, and deferred tax assets; accruals for customer incentives, warranties, and restructuring charges, inventory writedowns and pension obligations; the fair values of financial instruments (including derivative financial instruments); and future cash flows associated with long-lived assets. Actual results could differ from these estimates. Certain prior period amounts have been revised to conform to the current period presentation. These changes had no impact on previously reported net loss or stockholders’ deficit.

Note 2: Liquidity

During the quarter ended April 2, 2004, ON Semiconductor incurred a net loss of $47.6 million compared to a net loss of $50.5 million for the quarter ended April 4, 2003. ON Semiconductor’s net loss included net charges from restructuring, asset impairments and other, net of $13.1 million for the quarter ended April 2, 2004. ON Semiconductor’s net loss for the first quarter of 2004 also included a charge of $33.0 million for loss on debt prepayment. ON Semiconductor’s net loss for the first quarter of 2003 included a charge of $21.5 million relating to a change in accounting principle and $3.5 million for loss on debt prepayment. Net cash provided by operating activities was $32.8 million for the quarter ended April 2, 2004, as compared $4.6 million for the quarter ended April 4, 2003.

At April 2, 2004, ON Semiconductor had $221.4 million in cash and cash equivalents, net working capital of $250.8 million, term and revolving debt of $1,141.2 million in the aggregate and a stockholders’ deficit of $463.1 million. ON Semiconductor’s long-term debt includes $320.1 million under its senior bank facilities; $124.7 million (net of discount) of its 12% first lien senior secured notes due 2010; $190.4 million (net of discount) of its 13% second lien senior secured notes due 2008; $260.0 million of its 12% senior subordinated notes due 2009; $143.4 million under its 10% junior subordinated note due 2011; $23.0 million under a note payable to a Japanese bank due 2010; $66.8 million under loan facilities with Chinese banks; and $12.8 million under capital lease obligations. ON Semiconductor was in compliance with all of the covenants contained in its various debt agreements as of April 2, 2004 and expects to remain in compliance over the next twelve months.

In February 2004, ON Semiconductor completed a public offering of common stock resulting in net proceeds of $226.7 million. The net proceeds were used to redeem $70.0 million principal amount of ON Semiconductor’s 13% senior secured notes due 2010 and $105.0 million principal amount of the 12% senior secured notes due 2008 at a redemption price of 112% of the principal amount of such notes. The remaining proceeds will be used for general corporate purposes.

During the year ended December 31, 2003, ON Semiconductor incurred a net loss of $166.7 million compared to net losses of $141.9 million and $831.4 million in 2002 and 2001, respectively. ON Semiconductor’s net results included restructuring, asset impairments and other, net of $61.2 million, $27.7 million and $150.4 million in 2003, 2002 and 2001, respectively, as well as interest expense of $151.1 million, $152.5 million and $143.6 million, respectively. ON Semiconductor’s operating activities provided cash of $45.7 million in 2003 and $46.4 million in 2002 and used cash of $116.4 million in 2001.

At December 31, 2003, ON Semiconductor had $186.6 million in cash and cash equivalents, net working capital of $212.5 million, term or revolving debt of $1,302.9 million and a stockholders’ deficit of $644.6 million. ON Semiconductor’s long-term debt includes $320.1 million under its senior bank facilities; $191.6 million (net of discount) of its 13% senior secured notes due 2010; $292.6 million (net of discount) of its 12% senior secured notes due 2008; $260.0 million of its 12% senior subordinated notes due 2009; $139.9 million under a 10% junior subordinated note payable to Motorola due 2011; $48.0 million under a loan facility with a Chinese bank due 2013; $24.3 million under a note payable to a Japanese bank due 2010; $20.0 million under a loan facility with a Chinese bank due 2007; and $6.4 million under a capital lease obligations. ON Semiconductor was in compliance with all of the covenants contained in its various debt agreements at December 31, 2003 and expects to remain in compliance over the next twelve months.

ON Semiconductor’s ability to service its long-term debt, to remain in compliance with the various covenants and restrictions contained in its credit agreements and to fund working capital, capital expenditures and business development efforts will depend on its ability to generate cash from operating activities which is subject to, among other things, its future operating performance as well as to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may beyond its control.

If ON Semiconductor fails to generate sufficient cash from operations, it may need to raise additional equity or borrow additional funds to achieve its longer term objectives. There can be no assurance that such equity or borrowings will be available or, if available, will be at rates or prices acceptable to ON Semiconductor. Management believes that cash flow from operating activities coupled with existing cash balances will be adequate to fund ON Semiconductor’s operating and capital needs as well as enable it to maintain compliance with its various debt agreements through December 31, 2004. To the extent that results or events differ from ON Semiconductor’s financial projections or business plans, the Company’s liquidity may be adversely impacted.

Note 3: Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to inventories; restructuring charges and pension obligations; future cash flows associated with long-lived assets; and, the fair values of financial instruments. Actual results could differ from these estimates.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories consist of raw materials and are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis), or market.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost and are depreciated over useful lives of 30-40 years for buildings and 3-20 years for machinery and equipment using straight-line and accelerated methods. Expenditures for maintenance and repairs are charged to operations in the year in which the expense is incurred. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

The Company evaluates the recoverability of the carrying amount of its property, plant and equipment whenever events or changes in circumstances indicate that the related carrying amount of an asset may not be recoverable. Impairment is assessed when the undiscounted expected cash flows derived for an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which the Company operates and the resulting assumptions used to estimate future cash flows impact the outcome of these impairment tests.

Revenue Recognition

The Company recognizes revenue when assembly and test services are completed on inventory consigned in from affiliates and the related products are shipped to the affiliated company. Revenues include the cost of wafers purchased from third-parties and the cost of assembly and test services performed plus a markup based on an intercompany transfer pricing agreement.

Stock-Based Compensation

The Company accounts for employee stock options relating to the common stock of ON Semiconductor in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations (“APB 25”) and provides the pro forma disclosures required by SFAS No. 123 “Accounting for Stock Based Compensation” (“SFAS No. 123”). The Company measures compensation expense relating to non-employee stock awards in accordance with SFAS No. 123.

Had the Company determined employee stock compensation expense in accordance with SFAS No. 123, the Company’s net income (loss) for the years ended December 31, 2003, 2002 and 2001 and the quarters ended April 2, 2004 and April 4, 2003 would have been reduced (increased) to the pro forma amounts indicated below (in millions):

	Year Ended December 31,			Quarter Ended
	2003	2002	2001	April 2, 2004	April 4, 2003
Net income (loss), as reported	$(7.2)	$(2.9)	$(10.2)	$0.6	$1.9
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(0.5)	(0.6)	(0.7)	(0.2)	(0.1)

Pro forma net income (loss)	$(7.7)	$(3.5)	$(10.9)	$0.4	$1.8

The fair value of each option grant has been estimated at the date of grant while the fair value of the discount on the shares sold under ON Semiconductor’s 2000 Employee Stock Purchase Plan has been estimated at the beginning of each of the respective offering periods, both using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Employee Stock Options	2003	2002	2001	Quarter Ended
				April 2, 2004	April 4, 2003
Expected life (in years)	5	5	5	5	5
Risk-free interest rate	3.09%	4.40%	4.81%	3.21%	3.07%
Volatility	0.72	0.70	0.70	0.70	0.70

Employee Stock Purchase Plan	2003	2002	2001	Quarter Ended
				April 2, 2004	April 4, 2003
Expected life (in years)	0.25	0.25	0.25	0.25	0.25
Risk-free interest rate	1.08%	1.70%	4.26%	0.95%	1.22%
Volatility	0.82	0.70	0.70	0.60	0.70

The weighted-average estimated fair value of employee stock options granted during 2003, 2002 and 2001 was $0.94, $1.98 and $3.18 per share, respectively. The weighted-average estimated fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan during 2003, 2002 and 2001 was $0.61, $0.59 and $1.09, respectively.

The weighted-average estimated fair value of employee stock options granted during the first quarter of 2004 and 2003 was $4.22 and $0.76 per share, respectively. The weighted-average estimated fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan during the first quarter of 2004 and 2003 was $1.64 and $0.37, respectively.

Income Taxes

Income taxes are accounted for using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized.

Foreign Currencies

The Company utilizes the U.S. dollar as its functional currency. The net effects of gains and losses from foreign currency transactions and from the translation of foreign currency financial statements into U.S. dollars are included in current operations.

Related Party Transactions

The Company has extensive transactions and relationships with ON Semiconductor and its affiliates including intercompany pricing agreements and certain manufacturing and information technology support agreements. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

Defined Benefit Plans

The Company maintains pension plans covering certain of its employees. For financial reporting purposes, net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increase for plan employees. All of these assumptions are based upon management’s judgment, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact the future expense recognition and cash funding requirements of our pension plans.

Reclassifications

Certain amounts have been reclassified to conform with the current year presentation.

Contingencies

The Company is involved in a variety of legal matters that arise in the normal course of business. Based on information available, management evaluates the relevant range and likelihood of potential outcomes. In accordance with SFAS No. 5, “Accounting for Contingencies”, the Company records the appropriate liability when the amount is deemed probable and estimable.

Recent Accounting Pronouncements

The Company adopted FASB Interpretation No. 46 (“FIN No. 46), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. FIN No. 46 requires that certain variable interest entities (VIE’s) be consolidated by the primary beneficiary, as that term is defined in FIN No. 46. The adoption of FIN No. 46 did not impact the Company’s financial condition or results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No 149 amends and clarifies the accounting guidance on derivative instruments (including certain derivative instruments embedded in other contracts) and hedging activities that fall within the scope of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not impact the Company’s financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. SFAS No. 150 specifies that freestanding financial instruments within its scope constitute obligations of the issuer that must be classified as liabilities and carried at liquidation value. Such freestanding financial instruments include mandatorily redeemable financial instruments, obligations to repurchase the issuer’s equity shares by transferring assets, and certain obligations to issue a variable number of shares. The Company’s adoption of SFAS No. 150 did not impact its financial condition or results of operations.

In December 2003, the FASB issued SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003)”. SFAS No. 132 revises employers’ disclosures about pension plans and other postretirement benefit plans. It requires additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. SFAS No. 132, which also requires new disclosures for interim periods beginning after December 15, 2003, is effective for fiscal years ending after December 15, 2003, except for certain disclosures associated with foreign plans which are required for years ended after June 15, 2004. The Company has included the required disclosures in Note 7 “Employee Benefit Plans”.

Note 4: Property, Plant and Equipment

Property, plant and equipment consists of the following at December 31, 2003 and 2002 and April 2, 2004 (in millions):

	December 31,		April 2, 2004
	2003	2002
			(unaudited)
Property, plant and equipment, net:
Buildings	$46.8	$46.6	$47.2
Machinery and equipment	244.0	243.9	247.0

Total property, plant and equipment	290.8	290.5	294.2
Less: Accumulated depreciation	(212.1)	(187.4)	(217.2)

	$78.7	$103.1	$77.0

Depreciation expense totaled $27.2 million, $31.9 million and $32.7 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Note 5: Notes Payable to Affiliate

In conjunction with the Recapitalization, the Company entered into notes payable with an affiliate totaling $114.4 million. Borrowings under the notes payable bear interest at 9.3% (payable monthly) and are due July 31, 2011. As of December 31, 2003 and 2002, $70.0 million and $89.4 million were outstanding under these notes payable. During 2003 the Company repaid $19.4 million of the note payable, resulting in $70.0 million outstanding at December 31, 2003.

Cash paid for interest was $7.4 million, $8.7 million and $8.4 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Note 6: Income Taxes

The income tax benefit is as follows (in millions):

	Year Ended December 31,
	2003	2002	2001
Current	$(0.3)	$(2.6)	$(0.8)
Deferred	(3.4)	1.6	(3.1)

	$(3.7)	$(1.0)	$(3.9)

A reconciliation of the Malaysian statutory income tax rate to the Company’s effective income tax is as follows:

	Year Ended December 31,
	2003	2002	2001
Malaysian statutory rate	(28.0)%	(28.0)%	(28.0)%
Increase (decrease) resulting from:
Reinvestment allowances	—	—	(9.6)
Non-deductible corporate expense allocation	5.7	22.6	3.0
Income taxes of prior years	(4.2)	(35.9)	0.4
Foreign currency remeasurement	0.6	14.0	6.7
Other	(8.0)	1.7	(0.2)

	(33.9)%	(25.6)%	(27.7)%

Deferred tax assets (liabilities) at December 31, 2003 and 2002 are as follows (in millions):

	Year Ended December 31,
	2003	2002
Reserves and accruals	$0.3	$0.3
Property, plant and equipment	0.3	(2.9)
Other	1.7	1.6

Net deferred tax asset (liability)	$2.3	$(1.0)

For the year ended December 31, 2003, income tax refunds totaling $1.1 million were received. Cash paid for income taxes was $0.8 million and $2.2 million for the years ended December 31, 2002 and 2001, respectively.

Long-term income tax receivables totaled $9.7 million and $10.4 million at December 31, 2003 and 2002, respectively, relating to tax credits due to the Company under Section 110 of the Malaysian income tax system.

Note 7: Employee Benefit Plans

The Company has a noncontributory pension plan that covers most employees. The benefit formula is dependent upon employee earnings and years of service. The Company’s policy is to fund the plan in accordance with the requirements and regulations of Malaysian labor laws. Benefits under the pension plan are valued using the projected unit credit method. The Company contributes to the pension plan to the extent necessary to pay plan benefits.

In 2003, the Company changed its method of accounting for unrecognized net actuarial gains or losses relating to its defined benefit pension obligations. Historically, the Company amortized its net unrecognized actuarial gains or losses over the average remaining service lives of active plan participants, to the extent that such net gains or losses exceeded the greater of 10% of the related projected benefit obligation or plan assets. The Company no longer defers actuarial gains or losses but will recognize such gains and losses during the fourth quarter of each year, which is the period the Company’s annual pension plan actuarial valuations are prepared with a measurement date of December 31. Management believes that this change is to a preferable accounting method as actuarial gains or losses will be recognized currently in income rather than being deferred. This change did not have a material impact on the Company.

	December 31,
	2003	2002	2001
Service cost	$0.4	$0.4	$0.5
Interest cost	0.3	0.2	0.3
Translation loss	0.1	—	—
Curtailment gain	—	—	(0.3)

Total net periodic pension cost	$0.8	$0.6	$0.5

Weighted average assumptions
Discount rate	5.50%	5.50%	7.00%
Rate of compensation increase	5.50%	5.50%	7.00%

	December 31,
	2003	2002
Change in projected benefit obligation
Projected benefit obligation at the beginning of the year	$4.6	$4.1
Service cost	0.4	0.4
Interest cost	0.3	0.2
Actuarial (gain) or loss	(0.1)	0.2
Benefits paid	(0.2)	(0.3)

Projected benefit obligation at the end of the year	$5.0	$4.6

Accumulated benefit obligation at the end of the year	$4.5	$4.1

Change in plan assets
Fair value of plan assets at the beginning of the year	$—	$—
Benefits paid	(0.2)	(0.3)
Employer contributions	0.2	0.3

Fair value of plan assets at the end of the year	$—	$—

Net amount recognized
Funded status	$(5.0)	$(4.6)
Unrecognized net (gain) or loss	—	0.2

Net amount recognized	$(5.0)	$(4.4)

Amounts recognized in the statement of financial position:
Other long-term liabilities	$(5.0)	$(4.4)

Weighted average assumptions at the end of the year
Discount rate	5.50%	5.50%
Rate of compensation increase	5.50%	5.50%

As of April 2, 2004 and December 31, 2003, the total accrued pension liability was $5.0 million and $5.0 million, respectively. The components of our net periodic pension expense for the three months ended April 2, 2004 and April 4, 2003 are as follows (in millions):

	Quarter Ended
	April 2, 2004	April 4, 2003
Service cost	$—	$0.1
Interest cost	0.1	0.1
Translation loss	—	—
Curtailment gain	—	—

Total net periodic pension costs	$0.1	$0.2

Effective December 31, 2003, the Company’s defined benefit plan was frozen and associated benefits are no longer being accrued. Employees participating in the defined benefit plan on December 31, 2003 were transferred into a new defined contribution plan that was established on January 1, 2004. The original plan will be maintained until the participating employees retire or otherwise terminate their employment with the Company and associated benefit obligations are paid.

Note 8: Foreign Currency Exchange Contracts

The Company’s foreign currency exposures are included in ON Semiconductor’s worldwide foreign currency exposure management program. ON Semiconductor aggregates the forecasted foreign currency exposures for each of its subsidiaries on a monthly basis and enters into forward currency contracts in order to reduce its overall exposure to the effects of currency fluctuations on its results of operations and cash flows. The Company’s net foreign currency transaction losses included in the accompanying consolidated statement of operations for the years ended December 31, 2003, 2002 and 2001 are $0.8 million, $0.0 million and $0.2 million, respectively.

Note 9: Fair Value of Financial Instruments

The Company uses the following methods to estimate the fair values of its financial instruments:

Cash and Cash Equivalents

The carrying amount approximates fair value due to the short-term maturities of such instruments.

Notes Payable to Affiliates

Due to the related party nature of the notes payable to affiliates, it was not practicable to estimate their fair values due to the inability to obtain quoted market prices or determine current market rate for similar instruments. At December 31, 2003 and 2002, the carrying values of the notes payable to affiliates were $70.0 million and $89.4 million, respectively.

Note 10: Commitments and Contingencies

Legal Matters

ON Semiconductor is currently involved in a variety of legal matters that arose in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters will have a material adverse effect on ON Semiconductor’s financial condition, results of operations or cash flows.

Common Stock Collateral Pledge

On May 6, 2002, ON Semiconductor and SCI LLC (collectively, the “Issuers”) issued $300 million principal amount of second lien notes due in 2008. The notes are jointly and severally, fully and unconditionally guaranteed on a senior basis by ON Semiconductor’s domestic restricted subsidiaries that are guarantors under its senior subordinated notes. In addition, the notes and guarantees are secured on a second priority basis by the capital stock or other equity interests of ON Semiconductor’s domestic subsidiaries, 65% of the capital stock or other equity interests of its foreign subsidiaries, which includes the Company and certain of its affiliates, and substantially all other assets, in each case that are held by ON Semiconductor or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

On March 3, 2003, the Issuers issued $200.0 million principal amount of first-lien senior secured notes due 2010. The notes are fully and unconditionally guaranteed on a joint and several basis by each of the domestic subsidiaries of ON Semiconductor (other than SCI LLC). The notes and guarantees are secured on a first-priority basis by the capital stock or other equity interests of ON Semiconductor’s domestic subsidiaries, 65% of the capital stock or other equity interests of its foreign subsidiaries, which includes the Company and certain of its affiliates, and substantially all other assets, in each case that are held by ON Semiconductor or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

Note 11: Restructuring, Asset Impairments and Other, Net

June 2003

In June of 2003, the Company recorded a non-cash asset impairment charge totaling $4.2 million. The charge included $3.3 million associated with the assembly and test production line which was written down to fair value based on its future discounted cash flows. Additionally, the Company identified certain machinery and equipment that would no longer be utilized and recorded a charge of $0.9 million to write-down the remaining carrying value of these assets to their net realizable value.

June 2001

In June 2001, the Company recorded charges totaling $5.9 million for costs associated with its restructuring programs. These programs were in response to rapidly changing economic circumstances requiring the Company to rationalize its manufacturing operations to meet declining customer demand. The programs included the transfer of certain manufacturing operations at the Company’s facility to other ON Semiconductor-owned facilities or to third party contractors by December 2001. The charge included $4.4 million to cover employee separation costs associated with the termination of approximately 700 employees. All impacted employees had been terminated and the Company released the remaining $1.7 million reserve to income during the second quarter of 2002.

The planned discontinuation of certain manufacturing activities triggered an impairment analysis of the carrying value of the related assets and resulted in the Company recording asset impairment charges totaling $0.9 million. This charge included $0.9 million related to the Seremban assembly and test facility.

The June 2001 charge also included $0.6 million to cover certain exit costs relating facility closure. All facility closure activities were completed and the Company released the remaining $0.2 million reserve to income during the third quarter of 2002.

March 2001

In March 2001, the Company recorded charges totaling $3.5 to cover employee separation costs associated with the termination of approximately 350 employees. The employee separation costs reflected further reductions in manufacturing, general and administrative staffing levels in Malaysia. All impacted employees were terminated under this restructuring program.

Note 12: Stock Options

Certain employees of the Company participate in ON Semiconductor stock option plans.

Generally, the options granted under these plans vest over a period of four years. Upon the termination of an option holder’s employment, all unvested options will immediately terminate and vested options will generally remain exercisable for a period of 90 days after date of termination (one year in the case of death or disability).

Information with respect to the activity of the stock option plans as it relates to the employees of the Company is as follows (in millions, except per share data):

	2003		2002		2001
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	0.7	$6.12	0.6	$6.94	0.5	$8.00
Grants	0.2	1.47	0.2	3.24	0.2	5.14
Exercises	(0.1)	1.69	—	—	—	—
Cancellations	(0.1)	5.76	(0.1)	5.38	(0.1)	12.08

Outstanding at end of year	0.7	$5.24	0.7	$6.12	0.6	$6.94

Exercisable at end of year	0.3	$7.88	0.3	$8.17	0.1	$1.57

Weighted average fair value of options granted during the period		$0.94		$1.98		$3.18

The following tables summarize options outstanding and options exercisable at December 31, 2003:

	Outstanding Options
Range of Exercise Prices	Number Shares	Weighted Average Contractual Life (in years)	Weighted Average Exercise Price
$ 1.25-$ 1.50	0.3	7.80	$1.35
$ 2.71-$ 4.26	0.2	8.04	3.33
$ 5.23-$ 6.95	0.1	7.33	6.16
$13.06-$16.00	0.1	6.33	15.99

Totals	0.7		5.24

	Exercisable Options
Range of Exercise Prices	Number Shares	Weighted Average Contractual Life (in years)	Weighted Average Exercise Price
$ 1.25-$ 1.50	0.1	5.69	$1.50
$ 2.71-$ 4.26	0.1	7.90	3.43
$ 5.23-$ 6.95	—	7.16	6.14
$13.06-$16.00	0.1	6.33	15.99

Totals	0.3		7.88

These options will expire if not exercised at specific dates through December 2013.

Eligible employees also participate in ON Semiconductor’s 2000 Employee Stock Purchase Plan. Subject to local legal requirements, each of the Company’s full-time employees has the right to elect to have up to 10% of their payroll applied towards the purchase of shares of ON Semiconductor common stock at a price equal to 85% of the fair market value of such shares as determined under the plan. During each quarterly offering period, employees may not purchase stock exceeding the lesser of (i) 500 shares, or (ii) the number of shares equal to $6,250 divided by the fair market value of the stock on the first day of the offering period. During 2003, 2002 and 2001, employees purchased approximately 117,000, 185,000 and 89,000 shares under the plan, respectively.